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                                                                     Exhibit 7


                              IRREVOCABLE PROXY


     The undersigned agrees to, and hereby grants to Continental Casualty Company, an Illinois corporation ("CCC") an irrevocable proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law to vote all shares of common stock (the "Stock") of Capsure Holdings Corp., a Delaware corporation, (the "Company") owned by the undersigned only in connection with the matters and in accordance with Section 1 of the Voting Agreement (the "Voting Agreement") dated December 19, 1996, among CCC, Equity Capsure Limited Partnership, Bruce A. Esselborn and Rod F. Dammeyer. The undersigned hereby affirms that this proxy is coupled with an interest and is irrevocable. It is further understood by the undersigned that this proxy may be exercised by CCC for an amount of time equal to the term of the Voting Agreement set forth in
Section 5 thereto.

     THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE STOCK.


     Dated this 23rd day of May, 1997.



                                     THE ANN AND ROBERT H. LURIE
                                     FAMILY FOUNDATION





                                     ----------------------------

                                     By:  Mark Slezak
                                          -----------------------
                                     Its: Vice President
                                          -----------------------


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